Exhibit 99.1

CTG Reports 2020 Third Quarter Results

Achieved GAAP EPS of $0.20; non-GAAP EPS of $0.18

Operating Margin Increased 50 Basis Points or 31% Year-over-Year

Solutions Represented Nearly 40% of Revenue, Demonstrating Continued Execution of Strategic Initiatives

BUFFALO, N.Y., October 20, 2020 – CTG (NASDAQ: CTG), a leading provider of information technology (IT) solutions and services in North America and Western Europe, today announced its financial results for the third quarter ended September 25, 2020.

Third Quarter Financial Summary

•	Total revenue was $88.6 million, compared with $89.1 million in the previous quarter and $97.2 million in the third quarter of 2019

•	Revenue from Solutions increased to $35.1 million, or 39.6% of total revenue, compared with $33.8 million or 38.0% of revenue in the previous quarter, and $33.0 million or 33.9% of revenue last year

•	Solutions gross profit margin was 29.8%, an increase from 27.0% in the third quarter of 2019

•	GAAP operating income and margin increased $0.3 million and 50 basis points year-over-year, respectively, to $1.8 million and 2.1%, reflecting an increase in the mix of revenue from Solutions

•	Non-GAAP operating income and margin, excluding $0.6 million in acquisition-related expenses, increased 30 basis points year-over-year to $2.4 million and 2.7%, respectively

•

GAAP net income was $2.8 million, or $0.20 per diluted share, including a tax benefit of $0.08 per diluted share associated with a change in legislation and a $0.04 per share gain from life insurance, as well as acquisition-related expenses. GAAP net income in the third quarter of 2019 was $0.9 million or $0.06 per diluted share

•

Non-GAAP net income was $2.6 million, or $0.18 per diluted share, and included the previously mentioned tax benefit. Non-GAAP net income in the third quarter of 2019 was $1.4 million or $0.10 per diluted share

•	Adjusted EBITDA was $3.3 million, an increase of 7.2% compared with $3.1 million in the third quarter of 2019. Approximately 60% of adjusted EBITDA was generated from Solutions

•	Paid down revolving line of credit facility by 50%, reducing outstanding balance to $6.0 million

Third Quarter and Recent Business Highlights

•	Expanded existing contract to provide go-live implementation for a prominent healthcare system in the northeastern U.S. with the addition of value-add support services

•	Secured new multi-million dollar contract with a large state hospital system to provide Epic MyChart help desk services for two regional healthcare facilities in the U.S.

•	Hired Phaedra Divras, an accomplished executive with experience delivering cloud transformation consulting and managed services, as part of CTG’s expanding Solutions team

CEO Comments on Results

“Our solid third quarter results demonstrate the continued success of our initiatives to improve operating performance and profitability, with operating and net income increasing year-over-year despite lower revenue,” said Filip Gydé, CTG President and CEO. “We are encouraged by this performance and believe our steady improvement reflects our relentless focus on advancing the rapid and ongoing evolution in our Solutions business, the decision to transition away from selective lower margin staffing engagements, and our high utilization of billable resources.”

“While client demand continued to be impacted by the COVID-19 pandemic, our team demonstrated consistent progress on our strategic initiatives involving digital Solutions. We remain committed to increasing our existing capabilities and making investments in new business development to support a healthy pipeline of future opportunities. During the quarter, we successfully secured several sizeable contracts, including new multi-million dollar engagements to provide service desk solutions for two West Coast hospitals. Additionally, in response to the increased activity, we meaningfully advanced our pipeline for our recently launched Testing Solutions offerings in North America.”

Gydé concluded, “While we acknowledge that the overall business environment is likely to remain challenging in the near-term, we expect to continue driving incremental progress and growth in CTG’s digital Solutions business and offerings, resulting in increased profitability and yielding significant long-term value for our shareholders.”

Consolidated Third Quarter Results

Revenue in the third quarter of 2020 was $88.6 million, compared with $89.1 million in the second quarter of 2020, and $97.2 million in the third quarter of 2019. The decrease in third quarter revenue as compared with the second quarter primarily reflected a continued transition away from select lower margin staffing business, combined with the typical seasonality the Company experiences during the third quarter. The decrease in revenue as compared with the third quarter of 2019 was in part due to the impact from the COVID-19 pandemic and the transition away from select lower margin staffing business. Currency translation had a positive impact of $1.8 million on revenue in the third quarter, compared with a negative $0.8 million impact in the second quarter of 2020 and a negative $1.6 million impact in the third quarter of 2019.

Cost of services in the third quarter of 2020 were $69.1 million, or 77.9% of revenue, compared with $70.4 million, or 79.0% of revenue, in the second quarter of 2020, and $78.5 million, or 80.7% of revenue, in the third quarter of 2019. SG&A expense in the third quarter of 2020 was $17.7 million, which included $0.6 million in acquisition-related expenses associated with previously acquired businesses. This compared with SG&A expense in the second quarter of 2020 of $16.8 million, which included $0.6 million in severance and $0.4 million in acquisition-related expenses associated with previously acquired businesses. SG&A expense in the third quarter of 2019 was $17.2 million, which included $0.8 million in acquisition-related expenses.

GAAP operating income in the third quarter of 2020 was $1.8 million, or 2.1% of revenue, and included the previously referenced acquisition-related expenses. Non-GAAP operating income in the third quarter of 2020 was $2.4 million, or 2.7% of revenue. GAAP operating income in the second quarter of 2020 was $1.9 million, or 2.1% of revenue, and included the previously referenced severance and acquisition-related expenses totaling $1.0 million. Non-GAAP operating income in the second quarter of 2020 was $2.9 million, or 3.2% of revenue. GAAP operating income in the third quarter of 2019 was $1.5 million, or 1.6% of revenue, and included the previously referenced acquisition-related expenses. Non-GAAP operating income in the third quarter of 2019 was $2.3 million, or 2.4% of revenue. CTG’s operations outside of the U.S. are conducted in local currencies. Accordingly, fluctuations in currency valuation for the countries in which the Company operates generally have minimal impact on operating results; these fluctuations increased operating income by less than $0.1 million in the third quarter of 2020.

GAAP net income in the third quarter of 2020 was $2.8 million, or $0.20 per diluted share, which included a net $0.2 million of non-operating income, or $0.02 per diluted share, comprised of a gain from non-taxable life insurance offset by acquisition-related expenses. Non-GAAP net income was $2.6 million, or $0.18 per diluted share. Additionally, both GAAP and non-GAAP net income in the third quarter of 2020 included a tax benefit of $0.08 per diluted share associated with a change in legislation during the quarter. Net income in the second quarter of 2020 was $1.8 million, or $0.12 per diluted share, which included a net $0.4 million of non-operating income, or $0.02 per diluted share, comprised of gains from non-taxable life insurance and the sale of a building offset by severance and acquisition-related expenses. Excluding these items, non-GAAP net income in the second quarter of 2020 was $1.4 million, or $0.10 per diluted share. GAAP net income in the third quarter of 2019 was $0.9 million, or $0.06 per diluted share, which included $0.5 million, or $0.04 per diluted share in acquisition-related expenses, and non-GAAP net income was $1.4 million or $0.10 per diluted share.

CTG’s effective income tax rate in the third quarter of 2020 was a negative 31.2% compared with 43.7% in the second quarter of 2020 and 33.5% in the third quarter of 2019. The negative effective tax rate in the third quarter of 2020 reflected the implementation of newly enacted legislation that allows the exclusion of certain high-taxed income resulting from the Global Intangible Low Taxed Income (GILTI) regulations. This change in legislation resulted in a tax benefit of $1.1 million, or $0.08 per diluted share, during the quarter.

Balance Sheet

Cash and short-term investments at September 25, 2020 were $33.4 million. Net cash was $27.4 million, net of long-term debt of $6.0 million. Days sales outstanding were 77 in the third quarter of 2020 compared with 81 days in the third quarter of 2019.

Guidance and Outlook

CTG Executive Vice President and Chief Financial Officer John M. Laubacker commented, “Given the ongoing impact of the COVID-19 pandemic on CTG’s end markets, the Company will continue to not provide guidance for the fourth quarter and full year 2020. We are, however, very encouraged by the success of our Solutions initiatives, which resulted in a significant increase in the Company’s gross profit margins in the third quarter of 2020. We remain committed to our strategy of making appropriate, focused investments in Solutions for the remainder of 2020 that will enhance the long-term value of CTG.”

Conference Call and Webcast

CTG will hold a conference call today at 11:00 a.m. Eastern Time to discuss its financial results and business outlook. To access CTG’s conference call via telephone, participants should dial 1-844-767-5679 and enter the access code 7028804. The conference call will also be available via webcast in the Investors section of CTG’s website at www.ctg.com.

A replay of the call will be available between 3:00 p.m. Eastern Time on October 20, 2020 and 12:00 a.m. Eastern Time on October 23, 2020 by dialing 1-866-207-1041 and entering the access code 6094127. The webcast will also be archived on CTG’s website in the Events & Presentations section for at least 90 days following completion of the conference call.

About CTG

CTG has established a reputation for responsiveness and reliability—traits that our clients say set us apart—since our founding in 1966. Today, we provide comprehensive information, technology, and business solutions that address critical challenges for clients in high-growth industries in North America and Western Europe. Backed by a proven track record of reliable delivery, CTG fosters long-term client relationships and trust, which allows us to develop strategic insights that maximize client investments in solutions and competitive advantage. CTG has operations in North America, South America, Western Europe, and India. The Company regularly posts news and other important information online at www.ctg.com.

Reconciliation of GAAP to Non-GAAP Information

The Company has referenced non-GAAP information in this news release. The Company believes that the use of non-GAAP financial information provides useful information to investors and management to gain an overall understanding of its current financial performance and prospects. In addition, non-GAAP financial measures are used by management for forecasting, facilitating ongoing operating decisions, and measuring the Company’s overall performance. The Company believes that these non-GAAP measures align closely with its internal measurement processes and are reflective of the Company’s core operating results.

A reconciliation of GAAP to non-GAAP information is included in the financial tables below. The non-GAAP financial information is presented using a consistent methodology from quarter-to-quarter and year-to-year. These measures should be considered in addition to results prepared in accordance with GAAP. In addition, these non-GAAP financial measures are not based on any comprehensive set of accounting rules or principles. The Company believes that non-GAAP financial measures have limitations in that they do not reflect all amounts associated with the Company’s results of operations as determined in accordance with GAAP and that these measures should only be used to evaluate the Company’s results of operations in conjunction with the corresponding GAAP financial measures. As such, the non-GAAP financial measures disclosed by the Company should not be considered a substitute for or superior to financial measures calculated in accordance with GAAP, and reconciliations between GAAP and non-GAAP financial measures included in this earnings release should be carefully evaluated.

Safe Harbor Statement

This document contains certain forward-looking statements concerning the Company’s current expectations as to future growth, financial outlook, business strategy and performance expectations for 2020 and statements related to cost control, new business opportunities, financial performance, market demand, and other attributes of the Company. These statements are based upon the Company’s expectations and assumptions, a review of industry reports, current business conditions in the areas where the Company does business, feedback from existing and potential new clients, a review of current and proposed legislation and governmental regulations that may affect the Company and/or its clients, and other future events or circumstances. Actual results could differ materially from the outlook guidance, expectations, and other forward-looking statements as a result of a number of factors, including among others, the effects of the COVID-19 pandemic and the regulatory, social and business responses thereto on the Company’s business, operations, employees, contractors and clients, the availability to the Company of qualified professional staff, domestic and foreign industry competition for clients and talent, increased bargaining power of large clients, the Company’s ability to protect confidential client data, the partial or complete loss of the revenue the Company generates from International Business Machines Corporation (IBM), the ability to integrate businesses when acquired and retain their clients while achieving cost reduction targets, the uncertainty of clients’ implementations of cost reduction projects, the effect of healthcare reform and initiatives, the mix of work between staffing and solutions, currency exchange risks, risks associated with operating in foreign jurisdictions, renegotiations, nullification, or breaches of contracts with clients, vendors, subcontractors or other parties, the change in valuation of capitalized software balances, the impact of current and future laws and government regulation, as well as repeal or modification of such, affecting the information technology (IT) solutions and staffing industry, taxes and the Company’s operations in particular, industry and economic conditions, including fluctuations in demand for IT services, consolidation among the Company’s competitors or clients, the need to supplement or change our IT services in response to new offerings in the industry or changes in client requirements for IT products and solutions, actions of activist shareholders, and other factors that involve risk and uncertainty including those listed in the Company’s reports filed with the Securities and Exchange Commission as of the date of this document. Such forward-looking statements should be read in conjunction with the Company’s disclosures set forth in the Company’s Form 10-K for the year ended December 31, 2019, which is incorporated by reference, and other reports that may be filed from time to time with the Securities and Exchange Commission. The Company assumes no obligation to update the forward-looking information contained in this release.

Investors and Media:

John M. Laubacker, Chief Financial Officer

(716) 887-7368

COMPUTER TASK GROUP, INCORPORATED (CTG)

Condensed Consolidated Statements of Income

(Unaudited)

(amounts in thousands except per share data)

	For the Quarter Ended		For the Three Quarters Ended
	Sept. 25,	Sept. 27,	Sept. 25,	Sept. 27,
	2020	2019	2020	2019
Revenue	$88,648	$97,204	$264,743	$294,850
Cost of services	69,101	78,462	209,412	240,056

Gross profit	19,547	18,742	55,331	54,794
Selling, general and administrative expenses	17,723	17,218	49,526	50,290

Operating income	1,824	1,524	5,805	4,504
Non-taxable life insurance gain	574	—	963	—
Gain on sale of building	—	—	824	—
Other expense, net	(240)	(202)	(436)	(748)

Income before income taxes	2,158	1,322	7,156	3,756
Provision (benefit) for income taxes	(673)	443	1,422	1,302

Net income	$2,831	$879	$5,734	$2,454

Net income per share:
Basic	$0.21	$0.07	$0.42	$0.18

Diluted	$0.20	$0.06	$0.40	$0.18

Weighted average shares outstanding:
Basic	13,655	13,470	13,603	13,429
Diluted	14,401	14,045	14,334	13,916

COMPUTER TASK GROUP, INCORPORATED (CTG)

Condensed Consolidated Balance Sheets

(Unaudited)

(amounts in thousands)

	Sept. 25,	Dec. 31,	Sept. 27,
	2020	2019	2019
Current Assets:
Cash and cash equivalents	$33,412	$10,781	$10,693
Accounts receivable, net	74,907	88,772	86,868
Other current assets	3,264	2,295	4,465

Total current assets	111,583	101,848	102,026
Property and equipment, net	5,573	6,379	5,533
Operating lease right-of-use assets	20,616	21,253	14,303
Cash Surrender Value	3,533	3,133	3,354
Acquired intangibles, net	9,001	8,439	8,601
Goodwill	20,200	16,681	17,196
Other assets	1,162	973	1,350

Total Assets	$171,668	$158,706	$152,363

Current Liabilities:
Accounts payable	$15,045	$18,612	$10,958
Accrued compensation	24,279	23,538	30,809
Operating lease liabilities	6,030	5,904	5,406
Other current liabilities	10,285	8,800	9,320

Total current liabilities	55,639	56,854	56,493
Long-term debt	6,000	5,290	8,603
Operating lease liabilities	14,527	15,349	8,897
Other liabilities	19,798	14,977	12,142
Shareholders’ equity	75,704	66,236	66,228

Total Liabilities and Shareholders’ Equity	$171,668	$158,706	$152,363

COMPUTER TASK GROUP, INCORPORATED (CTG)

Condensed Consolidated Statements of Cash Flows

(Unaudited)

(amounts in thousands)

	For the Three Quarters Ended
	Sept. 25,	Sept. 27,
	2020	2019
Net income	$5,734	$2,454
Depreciation and amortization expense	2,576	2,422
Equity-based compensation expense	1,805	1,161
Other operating items	15,344	(1,808)

Net cash provided by operating activities	25,459	4,229
Net cash used in investing activities	(3,959)	(10,289)
Net cash provided by financing activities	282	5,003
Effect of exchange rates on cash and cash equivalents	849	(681)

Net increase (decrease) in cash and cash equivalents	22,631	(1,738)
Cash and cash equivalents at beginning of period	10,781	12,431

Cash and cash equivalents at end of period	$33,412	$10,693

COMPUTER TASK GROUP, INCORPORATED (CTG)

Supplemental Financial Information

(Unaudited)

						Twelve Months
	For the Quarter Ended					Ended
	Sept.	Dec.	Mar.	Jun.	Sept.	Sept.
	2019	2019	2020	2020	2020	2020
Revenue (in millions)
Revenue	$97.204	$99.320	$86.949	$89.146	$88.648	$364.063
Foreign Currency Impact	$(1.614)	$(1.264)	$(1.076)	$(0.834)	$1.849	$(1.325)
Billable Days	63	65	62	64	63	254

Revenue By Geography
North America	63.6%	58.7%	57.9%	55.4%	54.9%	56.7%
Europe	36.4%	41.3%	42.1%	44.6%	45.1%	43.3%

Total	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%

Revenue by Service
Solutions	33.9%	38.2%	33.4%	38.0%	39.6%	37.5%
Staffing	66.1%	61.8%	66.6%	62.0%	60.4%	62.5%

Total	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%

Revenue by Vertical Market
Technology Service Providers	33%	32%	35%	32%	33%	33%
Financial Services	13%	14%	14%	15%	15%	15%
Manufacturing	18%	16%	15%	14%	14%	14%
Healthcare	17%	16%	14%	14%	14%	14%
Energy	5%	5%	6%	7%	6%	6%
General Markets	14%	17%	16%	18%	18%	18%

Total	100%	100%	100%	100%	100%	100%

Gross Profit Margins
Gross Profit	19.3%	20.4%	19.6%	21.0%	22.1%	20.8%
Gross Profit - Solutions	27.0%	26.6%	27.5%	28.5%	29.8%	28.0%

Operating Margins
Operating Margin	1.6%	2.4%	2.4%	2.1%	2.1%	2.3%
Non-GAAP Operating Margin	2.4%	3.0%	2.9%	3.2%	2.7%	2.9%

Net Income Information (in millions except EPS)
Net Income	$0.9	$1.7	$1.1	$1.8	$2.8	$7.4
GAAP Diluted EPS*	$0.06	$0.12	$0.08	$0.12	$0.20	$0.52
Non-GAAP Diluted EPS*	$0.10	$0.14	$0.10	$0.10	$0.18	$0.52
Adjusted EBITDA	$3.1	$4.2	$3.4	$4.0	$3.3	$14.9

* Third quarter of 2020 GAAP and Non-GAAP Diluted EPS includes $0.08 tax benefit from a change in legislation

Balance Sheet Information (in millions except DSO)
Cash less Debt, Net	$2.1	$5.5	$19.5	$22.3	$27.4
Working Capital	$45.5	$45.0	$51.4	$57.0	$55.9
DSO	81	85	71	81	77

COMPUTER TASK GROUP, INCORPORATED (CTG)

(Unaudited)

The non-GAAP information below excludes gains from non-taxable life insurance and on the sale of a building, and costs associated with severance and certain acquisition-related expenses. The acquisition-related expenses consist of due diligence costs, amortization of intangible assets, and changes in the value of earn-out payments upon the achievement of certain financial targets from the Company’s recent acquisitions.

Reconciliation of GAAP to non-GAAP Operating Income

						Twelve Months
	For the Quarter Ended					Ended
	Sept.	Dec.	Mar.	Jun.	Sept.	Sept.
(in millions)	2019	2019	2020	2020	2020	2020
GAAP Operating Income	$1.5	$2.4	$2.1	$1.9	$1.8	$8.2
Acquisition-related expenses	0.8	0.6	0.4	0.4	0.6	2.0
Severance	—	—	—	0.6	—	0.6

Non-GAAP Operating Income	$2.3	$3.0	$2.5	$2.9	$2.4	$10.8

Reconciliation of GAAP to non-GAAP Operating Margin

						Twelve Months
	For the Quarter Ended					Ended
	Sept.	Dec.	Mar.	Jun.	Sept.	Sept.
	2019	2019	2020	2020	2020	2020
GAAP Operating Margin	1.6%	2.4%	2.4%	2.1%	2.1%	2.3%
Acquisition-related expenses	0.8%	0.6%	0.5%	0.4%	0.6%	0.4%
Severance	—	—	—	0.7%	—	0.2%

Non-GAAP Operating Margin	2.4%	3.0%	2.9%	3.2%	2.7%	2.9%

Reconciliation of GAAP to non-GAAP Net Income

						Twelve Months
	For the Quarter Ended					Ended
	Sept.	Dec.	Mar.	Jun.	Sept.	Sept.
(in millions)	2019	2019	2020	2020	2020	2020
GAAP Net Income*	$0.9	$1.7	$1.1	$1.8	$2.8	$7.4
Non-taxable life insurance gain	—	—	—	(0.4)	(0.6)	(1.0)
Gain on sale of building	—	—	—	(0.5)	—	(0.5)
Acquisition-related expenses	0.5	0.3	0.3	0.2	0.4	1.2
Severance	—	—	—	0.3	—	0.3

Non-GAAP Net Income*	$1.4	$2.0	$1.4	$1.4	$2.6	$7.4

*	GAAP and Non-GAAP Net Income in the 2020 third quarter includes a $1.1 million tax benefit from a change in legislation

Reconciliation of GAAP to non-GAAP Diluted Earnings per Share (EPS)

						Twelve Months
	For the Quarter Ended					Ended
	Sept.	Dec.	Mar.	Jun.	Sept.	Sept.
	2019	2019	2020	2020	2020	2020
GAAP Diluted EPS**	$0.06	$0.12	$0.08	$0.12	$0.20	$0.52
Acquisition-related expenses	0.04	0.02	0.02	0.02	0.02	0.08
Severance	—	—	—	0.02	—	0.02
Gain on sale of building	—	—	—	(0.03)	—	(0.03)
Non-taxable life insurance gain	—	—	—	(0.03)	(0.04)	(0.07)

Non-GAAP Diluted EPS**	$0.10	$0.14	$0.10	$0.10	$0.18	$0.52

**	GAAP and Non-GAAP Diluted EPS in the 2020 third quarter includes a $0.08 tax benefit from a change in legislation

COMPUTER TASK GROUP, INCORPORATED (CTG)

(Unaudited)

Reconciliation of Net income to Earnings before Interest, Taxes and Depreciation and Amortization (EBITDA) and adjusted EBITDA

						Twelve Months
	For the Quarter Ended					Ended
	Sept.	Dec.	Mar.	Jun.	Sept.	Sept.
(in millions)	2019	2019	2020	2020	2020	2020
Net income***	$0.9	$1.7	$1.1	$1.8	$2.8	$7.4
Taxes	0.4	0.8	0.7	1.4	(0.6)	2.3
Interest	0.1	0.1	0.1	—	—	0.2
Depreciation and amortization	1.0	0.8	0.8	0.8	1.0	3.4
Equity-Based compensation expense	0.5	0.6	0.5	0.6	0.7	2.4
Severance	—	—	—	0.6	—	0.6
Non-taxable life insurance gain	—	—	—	(0.4)	(0.6)	(1.0)
Gain on sale of building	—	—	—	(0.8)	—	(0.8)

EBITDA	$2.9	$4.0	$3.2	$4.0	$3.3	$14.5
Acquisition-related expenses	0.2	0.2	0.2	—	—	0.4

Adjusted EBITDA	$3.1	$4.2	$3.4	$4.0	$3.3	$14.9

***	Net Income in the 2020 third quarter includes a $1.1 million tax benefit from a change in legislation

END-

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